EXHIBIT 99.4

                  PLAN OF REORGANIZATION AND MERGER

                            By and Between

                     NATIONAL BANK OF COMMERCE

                                 AND

                   FIRST FEDERAL BANK FOR SAVINGS



THIS PLAN OF REORGANIZATION AND MERGER (the "Bank Merger Agreement"), dated as of the _______ day of February, 1999, by and between NATIONAL BANK OF COMMERCE, a wholly owned national banking subsidiary of NBC CAPITAL CORPORATION, and FIRST FEDERAL BANK FOR SAVINGS, a wholly owned federally chartered savings bank subsidiary of FFBS BANCORP, INC., organized under the laws of the United States.


                               RECITALS

WHEREAS, on the _____________ day of February, 1999, NBC Capital
Corporation, a Mississippi corporation ("NBC"), and FFBS Bancorp, Inc., a Delaware corporation ("FFBS"), executed an Agreement and Plan of Merger (the "Merger Agreement"), through which FFBS will be merged with and into NBC (the "Parent Merger"); and

WHEREAS, First Federal Bank for Savings ("Thrift") is a wholly owned subsidiary of FFBS, and National Bank of Commerce ("Bank") is a wholly owned subsidiary of NBC; and

WHEREAS, the respective Boards of Directors deem the merger of Thrift with and into Bank as provided herein (the "Bank Merger") advisable and in the best interest of their respective corporations and shareholders; and


WHEREAS, the respective Boards of Directors of Bank and Thrift, by resolutions duly adopted, have approved this Merger Agreement and the contemplated Bank Merger; and

WHEREAS, Bank and Thrift respectively desire to have certain representations made with respect to the Bank Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree that Thrift shall be merged with and into Bank, and that the terms and conditions of the Bank Merger and the method of carrying the Bank Merger into effect and certain other provisions relating thereto shall be as hereinafter set forth.



                              ARTICLE I

1.1 The Bank Merger. In accordance with the provisions of this Bank Merger Agreement and the laws of the United States, and after the Effective Time of the Parent Merger (as defined in the Parent Merger Agreement) (the "Effective Time"), Thrift shall be merged with and into Bank under the charter of Bank. The Bank Merger shall be consummated (i) upon notice to the Office of Thrift Supervision of the Department of the Treasury of The United States ("OTS") pursuant to 12 C.F.R. 563.22(b); (ii) at the time specified in the Certificate Approving Bank Merger issued by the Office of the Comptroller of the Currency ("OCC"); and (iii) shall occur after the Parent Merger pursuant to 12 U.S.C. Section 215c, 1815(d)(3) and 1828(c).

1.2  Surviving Bank.   Bank shall continue to exist under the laws of the
United States as a wholly owned subsidiary of NBC. At the Effective Time, the separate existence and organization of Thrift shall cease. Bank will continue to operate as a national banking association titled National Bank of Commerce with its principal office located at 301 East Main Street, Starkville, Mississippi, 39759, and at the legally established branches of Bank and Thrift.

1.3 Capital Structure. Upon consummation of the Bank Merger, each share of common stock of Thrift shall be canceled, and no cash, securities or other property shall be issued in the Bank Merger in respect thereof.

As of the time of the Bank Merger, the amount of capital stock of Bank shall be $1,200,000 divided into 1,200,000 shares of common stock, each of $1.00 par value, and shall have a surplus determined as of June 30, 1998 of $33,000,000 and undivided profits, including capital reserves of $27,809,000, adjusted, however, for normal earnings and expenses between June 30, 1998 and the date of the Bank Merger.

1.4 Effect of the Bank Merger; Tax Consequences. All assets of Thrift as they exist at the Effective Time, shall pass to and vest in the Bank without any conveyance or other transfer; and Bank shall be responsible for all of the liabilities of Bank and Thrift of every kind and description. For federal income tax purposes, the Bank Merger shall constitute a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Bank Merger shall constitute a "Plan of Reorganization" for purposes of the Rules and Regulations governing Code Section 368.

1.5 Directors and Officers. After the Bank Merger, the present officers of Bank together with such present officers of Thrift who may be duly appointed as additional officers shall serve as the officers of the Bank, and shall serve in such capacities until the next annual meeting or until such time as their successors have been elected and have been qualified. The directors of Bank, immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation, and two presently serving directors of FFBS shall be appointed and become directors of Bank.

1.6 Articles of Association; Bylaws. After the Bank Merger, the Articles of Association of Bank shall be the Articles of Association of the Bank. The Bylaws of Bank, as in effect immediately prior to the Bank Merger, shall be the Bylaws of the Surviving Bank until amended as therein provided.

1.7 Dividends and Conduct of Business. To the extent permitted by the Merger Agreement, Bank and Thrift may each continue to declare and pay dividends to their respective shareholders and may dispose of any assets in any manner in the normal course of business and for adequate value.


1.8  Liquidation Account.    The liquidation account established by the
Thrift pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall, to the extent required by applicable law, continue to be maintained by the Bank after the Effective Time for the benefit of those persons and entities who were savings account holders of the Thrift on the eligibility and supplemental eligibility record dates for such conversion and who continue from time to time to have rights therein. If required by the rules and regulations of the OTS, the Bank shall amend its charter to specifically provide for the continuation of the liquidation account previously established by Thrift.



                               ARTICLE II

           Representations and Warranties of Bank and Thrift


2.1  Corporate Organization.   Bank and Thrift are validly existing and in
good standing under the laws of the United States and have the power and authority to own or lease all of their properties and assets and to carry on their business as it is now being conducted.

2.2 Authority; No Violation. Bank and Thrift have the full corporate power and authority to execute and deliver this Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Bank Merger Agreement and the consummation of the transactions contemplated will have been duly and validly approved by the Boards of Directors of the Bank and Thrift and by the Boards of Directors of NBC and FFBS as the sole shareholders of Bank and Thrift.

2.3 Consents and Approvals. The parties hereto will cooperate in the preparation and filing of all documents necessary to obtain the consent and approval of the OCC and such other filings, approvals or consents as may be required by applicable federal and state laws or regulations.

2.4 Parent Merger. The Bank Merger and all provisions of this Bank Merger Agreement are contingent upon appropriate shareholder and regulatory approval of the Merger Agreement, and all necessary consents or permits from all applicable regulatory authorities shall have been obtained prior to consummation of the Bank Merger. This Bank Merger and the transactions contemplated hereby shall have been approved by the OCC and all other applicable federal and state authorities in a form acceptable to Bank and Thrift.


                            ARTICLE III

                              Closing

3.1  Closing.   Subject to the provisions contained herein and all
appropriate provisions of the Merger Agreement, the Closing of the Bank Merger shall take place following the closing of the Parent Merger.

3.2 Termination. This Agreement shall automatically terminate upon the termination of the Merger Agreement or on September 30, 1999, unless extended in writing and upon the same terms and conditions as provided for in the Merger Agreement.

3.3  Conditions.   The consummation of the transactions contemplated herein
is expressly conditioned upon (a) the ratification and confirmation of the contemplated transactions by the affirmative vote of the shareholders, (b) the procurement of consents and approvals, including but not limited to the approval of the OCC, and the satisfaction of all other requirements prescribed by applicable law that are necessary for the consummation of the transactions contemplated herein, and (c) no litigation or proceeding initiated by any governmental authority shall be pending before any court or agency which presents a claim to restrain, prohibit, or invalidate the transactions contemplated herein and no order of any court or agency shall restrain or prohibit the transactions contemplated herein.



                              ARTICLE IV

4.1 Incorporation by Reference. The Merger Agreement is hereby incorporated by reference, and the parties hereto acknowledge that all provisions of that document applicable to representations, warranties, covenants, conditions, conduct of business, disclosures, termination and closing contained in said Merger Agreement shall be binding upon and inure to the benefit of the parties hereto.


IN WITNESS WHEREOF, the Boards of Directors of Bank and Thrift have approved this Merger Agreement and directed the authorized signatures and seal of each respective corporation to be set hereunto by its Chairman of the Board and attested to by a duly authorized officer, and the Boards of Directors of Bank and Thrift have caused this Merger Agreement to be executed by their duly authorized officers, all as of the day and year first above written.


                                  FIRST FEDERAL BANK FOR SAVINGS
(S E A L)

                                  BY: _________________________________

ATTEST:


________________________________
SECRETARY



                                  NATIONAL BANK OF COMMERCE
(S E A L)

                                  BY: __________________________________
ATTEST:


________________________________
SECRETARY